UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 29, 2008

SUNPOWER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51593	94-3008969
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3939 North First Street, San Jose, California 95134
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 240-5500

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.                                       Changes in Control of Registrant.

As of September 29, 2008, SunPower Corporation (the “Company”) had 42,033,287 shares of its Class B common stock (the “Class B common stock”) issued and outstanding.  All of the Class B common stock was owned by Cypress Semiconductor Corporation (“Cypress”).  After the close of trading on the New York Stock Exchange on September 29, 2008, Cypress completed a spin-off (the “spin-off”) of all of the shares of Class B common stock, in the form of a pro rata dividend to the holders of record as of September 17, 2008 (the “record date”) of Cypress common stock.

Cypress stockholders received .27426764 shares of Class B common stock for each share of Cypress common stock held as of the record date.  No consideration was paid by any Cypress stockholder to receive the distribution of Class B common stock.  Only whole shares of Class B common stock were delivered to Cypress stockholders, and those Cypress stockholders entitled to a fractional share of Class B common stock will receive a cash payment for their fractional share interest.

Each share of SunPower’s Class A common stock is entitled to one vote, and each share of Class B common stock is entitled to eight votes.  The Class B common stock represents approximately 88.5% of the combined voting power of all of the Company’s voting stock.

As a result of the spin-off, Cypress no longer has the right to appoint a representative to serve on each committee of SunPower’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 29, 2008

SunPower Corporation

By:	/s/ Bruce Ledesma
Name:	Bruce Ledesma
Title:	General Counsel and Corporate Secretary